                                   EXHIBIT 23




                               SPARTON CORPORATION




                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Annual Report (Form 10-K) of Sparton Corporation of our report dated August 25, 2000, included in the 2000 Annual Report to Shareowners of Sparton Corporation and subsidiaries.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-43703) pertaining to the Sparton Corporation 1989 Stock Option Plan of our report dated August 25, 2000, with respect to the consolidated financial statements of Sparton Corporation and subsidiaries incorporated by reference in this Annual Report (Form 10-K) for the year ended June 30, 2000.

                                                  /s/  ERNST & YOUNG LLP

Toledo, Ohio

September 26, 2000

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